As filed with the Securities and Exchange Commission on May 6, 2010

Registration no. 333-165589

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT 2 TO FORM S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

VAUGHAN FOODS, INC.
(Exact name of Registrant as specified in its charter)

OKLAHOMA	73-1342046
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

216 N.E. 12th Street
Moore, Oklahoma 73160
(405) 794-2530
(Address, including zip code, and telephone number, including area code, of Registrant’s executive offices)

Gene P. Jones
Chief Financial Officer
216 N.E. 12th Street
Moore, Oklahoma 73160
(405) 794-2530
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stephen A. Zelnick, Esq.
Morse, Zelnick, Rose & Lander, LLP
405 Park Avenue, Suite 1401
New York, New York 10022
(212) 838-8040
(212) 838-9190 (Facsimile)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If the only securities being registered on this Form are to be offered pursuant to dividend or reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Accelerated filer ☐ Non-accelerated filer ☐ Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee

Shares of Common Stock, par value $.001 per share	3,895,000	$0.71(3)	2,765,450	$197.18

Shares of Common Stock, par value $.001 per share, underlying warrants	1,558,000	$0.70(4)	1,090,600	$ 77.76
Total Registration Fee				$274.94
Previously paid				$335.82
Credit Balance				$ 60.88

(1) Pursuant to Rule 416 under the Securities Act, this registration statement shall be deemed to cover such additional shares as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated solely for purposes of determining the registration fee pursuant to Rule 457 under the Securities Act.

(3) Pursuant to Rule 457(c), the maximum offering price for the common stock is based upon the average of the high and low sales prices of the Common Stock on the NASDAQ Capital Market on March 15, 2010, of $0.71.

(4) Pursuant to Rule 457(g) of the Securities Act of 1933, the proposed maximum offering price is based upon the higher of the price at which the warrants or options may be exercised and the price of shares of Common Stock as determined in accordance with Rule 457(c).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS

5,453,000 Shares of Common Stock
VAUGHAN FOODS, INC.

          The selling stockholders named in this prospectus are offering to sell up to an aggregate of 6,660,500 shares of our common stock, as follows:

3,895,000

Shares of common stock sold to third party accredited investors in February 2010, in a $1,903,000 private placement of units (the “Private Placement”), each unit consisting of five shares of common stock and two five-year warrants, as further described below:

1,558,000	Shares of common stock underlying warrants to purchase one share of common stock at an exercise price of $0.70 per share sold in the Private Placement.

          We will not receive any of the proceeds from the sale of these securities. The securities are being registered for resale by the selling stockholders.

          The shares of our common stock covered by this prospectus are being registered for resale by the Selling Stockholders, from time to time in transactions (which may include block transactions) on the OTC Bulletin Board (or other markets on which shares of our common stock are then traded), in negotiated transactions, through put or call option transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. None of the Selling Stockholders has entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares, but if shares are sold through broker-dealers, commissions will not exceed 8%. We will not receive any of the proceeds from the sale of these securities. However, we will receive a total of $1,090,600 if all the warrants underlying some of the shares being offered are exercised in full.

          Our securities were delisted by NASDAQ from the NASDAQ Capital Market on March 21, 2010 because of the failure of our common stock to maintain minimum bid price of $1.00 per share over a period of 30 consecutive trading days.

          Shares of our common stock have been traded on the OTC Bulletin Board (“OTCBB”) since March 25, 2010 under the symbol “FOOD.OB”. On April 28, 2010 the closing price of our common stock was $0.62 per share.

          See “Risk Factors” beginning on Page 4 for the factors you should consider before buying shares of our common stock.

          Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 19, 2010.

WHERE YOU CAN FIND MORE INFORMATION

          We are subject to the informational and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with that statute, have filed various reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect these reports, proxy statements and other information at the public reference facilities of the Securities and Exchange Commission at its principal offices at 100 F Street, N.E. Washington, D.C. 20549, and at its regional offices located at 3 World Financial Center, New York, NY 10021. You can get copies of these reports and other information from these offices upon payment of the required fees. These reports and other information can also be accessed from the web site maintained by the Securities and Exchange Commission at http://www.sec.gov. The public may obtain information on operations of the public reference room by calling the Securities and Exchange Commission at (800) SEC-0330.

          We have filed a registration statement on Form S-3 with the Securities and Exchange Commission under the Securities Act with respect to the shares offered by this Prospectus. This Prospectus, which forms a part of the registration statement, provides information as to the shares and warrants covered by the filing. However, this Prospectus does not contain all of the information included in the registration statement and the accompanying exhibits. You can get copies of the registration statement and the accompanying exhibits from the Securities and Exchange Commission upon payment of the required fees or it may be inspected free of charge at the public reference facilities and regional offices referred to above.

          You may rely only on the information contained in this Prospectus, including the documents incorporated in this Prospectus by reference. We have not authorized anyone to provide information that is different from that contained in this Prospectus. This Prospectus may only be used where it is legal to sell these securities. The information in this Prospectus may not be accurate after the date appearing on the cover.

SUMMARY

Overview

          We are an integrated processor and distributor of value-added, refrigerated foods. We are uniquely able to distribute fresh-cut produce items along with a full array of value-added refrigerated prepared foods multiple times per week.

          We sell to both food service and retail sectors. Our products consist of fresh-cut vegetables, fresh-cut fruits, salad kits, prepared salads, dips, spreads, soups, sauces and side dishes.

          Our primary processing facility is in Moore, Oklahoma. Our soups and sauces are processed in our facility in Fort Worth, Texas.

The Offering

          The shares of our common stock covered by this Prospectus are being registered for resale by the Selling Stockholders, from time to time in transactions (which may include block transactions) on the OTC Bulletin Board (or other markets on which shares of our common stock are then traded), in negotiated transactions, through put or call option transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. None of the Selling Stockholders has entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares.

Selling Stockholders

          The Selling Stockholders consist of 64 accredited investors who acquired their shares of common stock and the warrants underlying the shares of common stock offered hereby, in the Private Placement, and two institutional investors who acquired warrants underlying the shares of common stock offered hereby in a private transaction with a third party institutional investor. The specific transactions in which these shares were acquired are detailed in the Selling Stockholders section later in this Prospectus. Vaughan Foods, Inc. (referred to in this prospectus as “Vaughan” or the “Company”) will receive none of the proceeds from the sale of shares by the Selling Stockholders. However, if all of the warrants underlying shares of common stock covered hereby are exercised Vaughan will receive aggregate proceeds of $1,090,600, all of which will be added to Vaughan’s working capital.

Corporate Information

          We were organized in 1989 under the laws of the state of Oklahoma as a successor to a family business that commenced operations in 1961. In March 2003, three of our officers, together with our current Chairman and Chief Executive Officer, Herb Grimes, founded Allison’s Gourmet Kitchens, LP (“Allison’s”), to manufacture a line of refrigerated, prepared salads for retail outlets, our historical food service customers and restaurant chains. In June 2006, Allison’s acquired Wild About Foods, Inc. (“Wild”), a processor of soups, stews, sauces and side dishes, located in Fort Worth, Texas. Allison’s was acquired and merged into the company in connection with the successful completion of our initial public offering in July 2007. Our principal executive office is located at 216 N.E. 12th Street, Moore, Oklahoma 73160, telephone number (405) 794-2530.

RISK FACTORS

          The securities offered by the Selling Stockholders involve a high degree of risk and should only be purchased by persons who can afford to lose their entire investment. Prospective purchasers should carefully consider, among other things, the following risk factors and the other information in this Prospectus, including our financial statements and the notes to those statements, prior to making an investment decision.

If we are unable to continue our current progress in turning around the business, then substantial doubt may be raised – in the future – regarding our ability to continue as a going concern.

          The Company incurred a loss of $3.4 million in 2008, used cash of $2.7 million and experienced a decrease in working capital. In 2009, the Company incurred a net loss of $0.5 million, and experienced a further decrease in working capital.

          During 2008 and 2009, the Company undertook several actions to improve its business performance, including reductions in non-core personnel costs and discretionary expenditures. Further, the Company entered into a new revolving credit agreement in March 2009. We believe that these actions will enable the Company to continue as a going concern for the foreseeable future, although there can be no assurance that these actions will be sufficient to enable us to mitigate the effects of relatively weak economic conditions and other external market conditions which are beyond our control.

          Subsequent to December 31, 2009, the Company closed a private placement financing, in which it raised $1.9 million in equity capital. Although this additional equity strengthened the Company’s capital and liquidity position, economic conditions continue to be very challenging for most industries and many companies. Those conditions are likely to continue to show significant weaknesses for a period of time, although some economists believe that the United States economy is in nascent recovery.

          The Company’s current revolving credit facility matures in the second quarter of 2010, and there can be no assurance that the Company will be able to renew or replace this facility or continue to meet the financial covenants of this or any renewal or replacement facility. If we are unable to meet the financial covenants of our revolving credit facility, the lender may declare the full amount outstanding immediately due and payable, and we may be unable to replace the facility, which would severely impair our liquidity and ability to meet our obligations as they become due. Furthermore, an uncured event of default could allow our lenders to sell our assets to satisfy our debt obligations and therefore create substantial doubt about the ability of the Company to continue as a going concern.

          During the second half of 2008, management committed to undertake certain actions to improve its operating results. We increased prices to our customers during 2008 following the rapid escalation of food and transportation costs in the United States of America. However, we were unable to adjust prices quickly enough to mitigate the increases in raw material and transportation costs, which resulted in a severe adverse effect on the Company’s financial condition. During 2009, management believes that the Company benefitted from the full-year effects of its 2008 price increases as it experienced improved operating results.

          Beginning in the second quarter of 2008, and accelerating into the third and fourth quarters, we experienced increased labor costs due to excessive overtime, increased turnover and higher hourly rates due primarily to the effects of a reduced labor supply in the geographic area of our primary production plant which, we believe, was exacerbated by new legislation in the State of Oklahoma regarding immigration enforcement. We undertook several different steps to mitigate the effects of the reduced labor supply, including employing a labor services firm to staff our operations, reduce employee turnover; re-evaluate our hiring standards; engage an outside firm to assist us in recruiting and onboarding new employees, and various other initiatives. Although management believes that the Company’s labor conditions have materially stabilized, we believe that labor costs will remain higher than our experience prior to 2008 due to the effects of changes in the availability of labor and in our hiring standards.

Our securities have been delisted by NASDAQ.

          On September 15, 2009, the Company received notice from the Nasdaq Listing Qualifications Department that its common stock had failed to maintain a minimum bid price of US $1.00 per share over a period of 30 consecutive trading days, as required by Nasdaq Listing Rule 5550(a)(2). In accordance with Listing Rule 5810(c)(3)(A), the Company was provided with a grace period of 180 calendar days, or until March 15, 2010, to regain compliance with this requirement. To regain compliance, the Company’s common stock must have achieved a closing bid price of at least US $1.00 for a minimum of ten consecutive trading days. Additionally, on February 24, 2010, we consummated a private placement of equity securities that resulted in a further violation of NASDAQ’s requirements for continued listing. Management did not appeal NASDAQ’s action to delist the Company’s stock since it believes its efforts are better directed towards improving the Company’s performance and effecting its business plan. On March 16, 2010 we received an additional notice that our shares would be delisted on March 24, 2010, and on that date, shares of our common stock were delisted from the NASDAQ Capital Market and following that date are traded on the OTC Bulletin Board (“OTCBB”).

The market price of our common stock may fluctuate significantly for reasons beyond our control and potentially unrelated to our performance.

          The market price and marketability of our common stock may from time to time be significantly affected by numerous factors, including many over which we have no control and that may not be directly related to us. These factors include the following, among other things:

•	price and volume fluctuations in the equity markets from time to time, which are often unrelated to the operating performance of particular companies;

•	significant volatility in the market price and trading volume of shares of food companies, which is not necessarily related to the operating performance of these companies;

•	changes in regulatory policies;

•	changes in our earnings or variations in our operating results;

•	operating performance of companies comparable to us;

•	general economic trends and other external factors;

Our Shares are Thinly Traded and May Not be Readily Marketable

          Our shares are not widely traded, and daily trading volume is generally very low compared with most publicly-traded companies. As a result, you may not be able to readily resell your shares in the Company.

Penny Stock

          The Common Stock may be characterized as “penny stock” under SEC regulations. As such, broker-dealers dealing in the Common Stock may be subject to the disclosure rules for transactions involving penny stocks, which generally require that, prior to a purchase, the broker-dealer determine if purchasing the Common Stock is suitable for the applicable purchaser. The broker-dealer must also obtain the written consent of the applicable purchasers to purchase the Common Stock and disclose the best bid and offer prices available for the Common Stock and the price at which the broker-dealer last purchased or sold the Common Stock. These additional burdens imposed upon broker-dealers may discourage them from effecting transactions in the Common Stock, which could make it difficult for an investor to sell his, her or its Shares at any given time.

A significant percent of our outstanding voting stock is held by a concentrated number of investors.

          A majority of our outstanding voting stock is held by a limited number of investors. As a result, the decision of relatively small number of stockholders could have a substantial impact on the trading price of our stock.

          Our Chairman and Chief Executive Officer and our President and Chief Operating Officer together control 21 percent of our outstanding common stock.  As a result, these stockholders, if they act together, are able to exert significant influence, as a practical matter, on all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. These individuals serve on our board of directors. As a result, this concentration of ownership and representation on our board of directors and management may delay, prevent or deter a change in control, and could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of us or our assets and might reduce the market price of our common stock.

Our capital structure includes long-term indebtedness, which could limit financing and other options. Our ability to fund our operations for the next twelve months may be dependent on access to capital markets and our ability to improve our operating results.

          As of December 31, 2009, we had total debt and capital lease obligations of $8.2 million, excluding amounts outstanding on the revolving line of credit and a note payable to an officer of the Company. Our debt instruments contain certain financial covenants and if we fail to comply with these requirements, our ability to obtain additional or alternative financing may be adversely affected. Our level of indebtedness limits our ability to obtain financing because substantially all of our assets are now pledged as collateral for our existing debt. Also, our level of indebtedness may limit our ability to obtain additional financing for working capital, capital expenditures and acquisitions, and may also limit our flexibility to adjust to changing business and market conditions which could make us more vulnerable to a downturn in general economic conditions, including market conditions which include a severe contraction in the availability of credit generally, as is being experienced in the world markets, and in the United States specifically, in 2008 and 2009.

          The adequacy of our liquidity depends not only on our access to capital but also on our ability to achieve improvements in our operating results by effectively implementing price adjustments to our customers, controlling our input costs in a challenging economy and staffing our operations with employees at labor rates that will fit our business model.

          Our inability to improve our operating results, adjust pricing to our customers and gain access to capital markets could have an adverse effect on our liquidity and operations and could require us to consider further measures, including, among other things, selling additional equity capital, which could be dilutive to existing stockholders, selling or factoring accounts receivable, or certain other actions to maintain the proper amount of liquidity in the business.

A stalling of the current economic recovery cycle or a double-dip recession in the United States of America could materially, adversely affect our business.

          Our revenues and performance depend significantly on consumer confidence and spending, which deteriorated in 2008 and 2009 due to current worldwide economic weaknesses. A further economic downturn and decrease in consumer spending may adversely affect our revenues, ability to market our products, or otherwise implement our business strategy. Although our food products are sold to a variety of users from upscale restaurants to quick service restaurants to grocery stores, changes in consumer spending as a result of another economic downturn (“double-dip recession”) or a stall in the current recovery cycle, could have an effect on the sales of our products. If legislative actions taken to enhance the economy by the government of the United States of America fail, or if the current economic situation deteriorates, our business could be negatively impacted.

          The economic factors present in the United States of America over the past 2 years or so have caused some customers to be less profitable and increased our exposure to credit risk. Current credit markets, although marginally improved over 2008 and 2009 levels, remain highly volatile, and some of our customers may be highly leveraged. A significant adverse change in the financial and/or credit position of a customer could require us to assume greater credit risk relating to that customer and could limit our ability to collect receivables. This could have an adverse impact on our results of operations and financial condition, including our liquidity.

Financial difficulties of foodservice and retail customers due to the economic downturn may adversely affect our revenues, costs and collections.

          As the current economic malaise continues and possibly deepens, collectibility of receivables from our customers may be adversely affected, causing an increase in aged receivables and/or a reduced collection rate.  Our margins and cash flow could be adversely affected if we are unable to collect our accounts receivable.  In addition, the economic downturn could adversely affect the financial condition of our customers or impair their ability to continue to operate during a weak economic period, which would decrease our revenues, earnings and cash flows unless we are able to replace any lost business.

If our products become contaminated or are mislabeled, we may be subject to product liability claims, product recalls and increased scrutiny by regulators, any of which could adversely affect our business.

          Refrigerated products are vulnerable to contamination by organisms producing food-borne illnesses. These organisms are generally found in the environment, and, as a result, there is a risk that, as a result of food processing, they could be found in our products. Once contaminated products have been shipped for distribution, illness and death may result if the disease causing organisms are not eliminated by processing at the foodservice or consumer level. Also, products purchased from others for packing or distribution may contain contaminants that we are unable to identify. The risk can be controlled, but not eliminated, by use of good manufacturing practices and finished product testing. We may also encounter the same risks if a third party tampers with our products or if our products are inadvertently mislabeled. Shipment of adulterated products, even if inadvertent, is a violation of law and may lead to product liability claims, product recalls and increased scrutiny by federal and state regulatory agencies, any of which could have a material adverse effect on our reputation, business, prospects, results of operations and financial condition. Typically, when we purchase certain products or critical raw materials that we use in production, we require a “certificate of analysis” from the vendor showing that the product is free of certain bacteria.

Volatile agricultural commodity costs could increase faster than we can recover them, which could adversely affect our financial condition and operating results.

          Our ability to process and distribute our products depends, in large part, on the availability and affordability of fresh produce. The prices for high quality fresh produce can be volatile and supplies may be restricted due to weather, plant disease and changes in agricultural production levels. The amount and quality of available produce can vary greatly from season to season, or within a season, and our suppliers may not be able to meet their contractual obligations, particularly during periods of severe shortages. Limitations of supply, or the poor quality of produce available under our season-long contracts, could force us to buy produce on the open market during periods of rapid price increases, thus significantly increasing our costs. We can sometimes pass these higher costs on to customers, but a number of factors, including price increases that are faster or more severe than we anticipate may result in cost increases that we are not able to fully recover. We experienced adverse market conditions in October 2007 for a period of three weeks, when our cost to purchase lettuce increased approximately $392,000. We were able to pass a portion of the increased cost on to our customers, partially offsetting the increased cost by $234,000. During 2008, our cost of raw materials increased dramatically due to increased commodity cost of corn, wheat and soybean oil driven by demand for these commodities for their use as alternative fuels. We also experienced higher costs related to our lettuce raw materials, primarily due to the quality of lettuce during the last quarter of 2008. Poor quality of raw materials causes excessive trimming of the product and lower yields resulting in higher labor and raw material costs. Although we adjusted our pricing to our customers, we were unable to implement the price adjustments timely and at levels required to protect our margins. We expect that such conditions will recur from time to time and may have an adverse effect on our operating results when and if they do occur. Since pricing is driven primarily by market conditions, we can provide no assurance that we will be able to implement timely price increases to our customers to maintain our historical margins.

Increases in input costs, such as packaging materials and fuel costs, could adversely affect our financial condition and operating results.

          The costs of fuel and packaging materials have varied widely in recent years and most significantly during 2008. Rapid spikes in fuel costs, coupled with our inability to timely pass the costs on to our customers caused an adverse affect on our financial position and the results of our operations during 2008 and into early 2009. Although input costs have mostly stabilized since early-to-mid 2009, future increases in these costs may cause additional adverse affects on our results of operations and financial condition.

A material disruption at our processing plant could seriously harm our financial condition and operating results.

          We process a majority of our products at our Moore, Oklahoma plant. Since we do not have operations elsewhere which could support our current volume of processed products, a material disruption at this plant would seriously limit our ability to deliver products to our customers. Such disruption could be caused by a number of different events, including: maintenance outages; prolonged power failures; equipment failure; a chemical spill or release; widespread contamination of our equipment; fires, floods, tornadoes, heavy snow, ice storms, earthquakes or other natural disasters; or other operational problems. Any of these events would adversely affect our business, results of operations and financial condition.

A material decline in the demand for fresh-cut salads, or in the consumption of refrigerated prepared foods, would have a material adverse effect on our business, financial condition and operating results.

          The food industry is subject to changing consumer trends, demands and preferences. Medical studies detailing the healthy attributes of particular foods affect the purchase patterns, dietary trends and consumption preferences of consumers. From time to time, weight loss and control plans that emphasize particular food groups have been popular and have affected consumer preferences. Adverse publicity relating to health concerns and the nutritional or dietary value of our products could adversely affect consumption and, consequently, demand for our products. In addition, since a substantial portion of our operations consist of the production and distribution of processed food products, a change in consumer preferences relating to processed food products or in consumer perceptions regarding the nutritional value of processed food products could significantly reduce our sales volume. A reduction in demand for our products caused by these factors would have a material adverse effect on our business, results of operations and financial condition.

Competition in our industry is intense and we may not be able to compete successfully. The inability to compete successfully could lead to the failure of our business.

          The food processing industry is intensely competitive. In the fresh-cut produce business we compete against large national processors, many with production facilities near farms that grow much of the produce supplying the United States markets, regional processors and chop shops. Many of the national processors have substantially greater financial and other resources than we do and some may enjoy cost advantages in buying raw materials. If we and other regional competitors increase our market share, the major national processors could respond by offering special pricing promotions aimed at retaining business or seek to acquire or build regional processing capacities, any of which could hamper our existing business and market share, adversely affecting our results of operations and financial condition.

          In the refrigerated prepared salad business we compete against the largest company in this business and smaller regional processors. We believe that our principal competitor has substantially greater financial and other resources than we do. We expect similar competition in other markets in which we may seek to expand. If we cannot compete successfully against our competitors we will not be able to grow and expand our business and may not, if our competitive failures are severe enough, be able to continue in operation.

Managing our growth may be difficult and our growth rate may decline, which may expose us to the risk that we cannot meet our obligations or service our indebtedness. If we cannot compete successfully against our competitors we will not be able to grow and expand our business and may not, if our competitive failures are severe enough, be able to continue in operation.

          We have rapidly expanded our operations since 2000. This growth has placed, and continued growth will continue to place, significant demands on our administrative, operational and financial resources. There can be no assurance that this growth or the current rate of growth will continue. However, to the extent that our growth continues at a high rate, we expect it to place a significant demand on our managerial, administrative, operational and financial resources. Our future performance, results of operations and financial condition will partially depend on our ability to successfully implement enhancements to our business management systems and to adapt those systems as necessary to respond to changes in our business. Similarly, our growth has created a need for expansion of our facilities and processing capacity. If our growth exceeds previous rates and we near maximum utilization of our facility or maximize our processing capacity, operations may be constrained, which could adversely affect our operating results, unless the facility is expanded, volume is shifted to another facility, or additional processing capacity is added. Conversely, as we add additional facilities or expand existing operations or facilities, excess capacity may be created. Any excess capacity would add to our overhead burden and also create inefficiencies which would adversely affect our operating results. We can provide no assurance that we will be able to successfully implement our growth plan. If our plan is not successful, we will have incurred significant obligations and ongoing expenses, which we may not be able to service from our existing cash flow. If we cannot service our debt from our then-existing cash flow and if we cannot obtain additional financing to service that debt we would be forced to curtail or terminate operations.

Force majeure events, such as terrorist attacks, other acts of violence or war, political instability and health epidemics may adversely affect us.

          Terrorist attacks, war, and political instability, along with health epidemics, may disrupt our ability to generate revenues. These events may negatively affect our ability to maintain revenue, develop new business relationships, disrupt our supply chain, or impair our ability to deliver our products, which could materially adversely affect our net revenues or results of operations. Any of these events may also disrupt financial markets and precipitate a decline in the price of our common stock.

Our business operations could be disrupted if our information technology systems fail to perform adequately.

          The efficient operation of our business depends on our information technology systems. We rely on our information technology systems to effectively manage our business data, communications, supply chain, order entry and fulfillment, and other business processes. The failure of our information technology systems to perform as we anticipate could disrupt our business and could result in transaction errors, processing inefficiencies, and the loss of sales and customers, causing our business and results of operations to suffer. In addition, our information technology systems may be vulnerable to damage or interruption from circumstances beyond our control, including fire, natural disasters, systems failures, security breaches, viruses and similar catastrophes. Any such damage or interruption could have a material adverse effect on our results of operations and financial condition.

The Company may not properly realize anticipated cost savings or benefits from, its Enterprise Resource Planning (“ERP”) or other initiatives or the ERP system may experience technical malfunctions that impair the operations of the business and adversely affect the Company’s profitability.

          During 2008 and 2009, the Company implemented a company-wide Enterprise Resource Planning (“ERP”) system. This initiative is primarily intended to make the Company more efficient in the manufacture and distribution of its products, which is necessary in the Company’s highly competitive industry, as well as enhance the Company’s internal accounting and operating controls. The new system came on line January 1, 2010. However, management has limited experience in using the system and expects to experience a steep learning curve in utilizing its significant potential benefits. Additionally, the system operates largely in a “cloud computing” environment, and any disruption to adequate internet access or failure of major components or of the system generally could result in an interruption to the Company’s sales, manufacturing, logistics, customer service or accounting functions. Any of these results could have a material adverse effect on the business and financial results of the Company.

Government regulation could increase our costs of production and increase our legal and regulatory expenditures.

          We are subject to extensive regulation by the U.S. Food and Drug Administration, the U.S. Department of Agriculture, the U.S. Environmental Protection Agency, the U.S. Department of Transportation and state and local authorities in jurisdictions where our products are processed or sold. Among other things, these regulations govern the processing, packaging, storage, distribution and labeling of our products. Our processing facility and products are subject to periodic compliance inspections by federal, state and local authorities. We are also subject to environmental regulations governing the discharge of air emissions, water and food waste, and the generation, handling, storage, transportation, treatment and disposal of waste materials. Amendments to existing statutes and regulations, adoption of new statutes and regulations, increased production at our facility as well as our expansion into new operations and jurisdictions may require us to obtain additional licenses and permits and could require us to adapt or alter methods of operations at costs that could be substantial. Compliance with applicable laws and regulations may adversely affect our business. Failure to comply with applicable laws and regulations could subject us to civil remedies, including fines, injunctions, recalls or seizures, as well as possible criminal sanctions, which could have a material adverse effect on our business, which may expose us to the risk that we cannot pay obligations or service debt incurred in attempting to expand. Many of the fines and penalties can be assessed on the basis of the number of occurrences of a particular violation and, therefore, are not possible to meaningfully predict. We estimate that the expense of compliance with existing regulations of the U.S. Food and Drug Administration, U.S. Department of Agriculture, U.S. Environmental Protection Agency and U.S. Department of Transportation and related state and local authorities exceeds $100,000, annually.

Seizure of our workers, strikes, changes in immigration law or increased labor costs could adversely affect our business.

          As of December 31, 2009, we had 483 employees, none of whom are unionized. We believe that a substantial number of our production employees are immigrants. Though we require all employees to provide documentation showing that they can be legally employed in the United States of America, some of our employees may have, without our knowledge, provided improper documentation. Improperly documented employees can be subject to seizure and deportation. Various immigration reform bills have been introduced to the U.S. Congress within the last few years, and we cannot accurately predict the effect, if any, on our work force of any immigration reform actions that may become law. Effective November 1, 2007, Oklahoma State House Bill 1804 (“HB 1804”) became law making it illegal for any person or organization to knowingly harbor or transport undocumented immigrants. HB 1804 contains major provisions relating to, in summary, (1) identity theft, (2) terminating public assistance benefits to undocumented residents, (3) empowering state and local police to enforce federal immigration laws, and (4) punishing employers who knowingly hire undocumented immigrants. Our responsibilities under this bill increased on July 1, 2008, as we were required to utilize an electronic verification process, commonly referred to as E-Verify, provided by the Department of Homeland Security in partnership with the Social Security Administration, which enables us to electronically verify the employment eligibility of prospective employees. E-Verify substantially reduces the risks of hiring undocumented immigrants. Several challenges have been made to the requirement for employers to use E-Verify and we are unable to predict the ultimate outcome of these challenges and what legislation or court rulings may ultimately prevail. However, in anticipation that E-Verify will ultimately be required for employers, and to provide assurance to us that we are not hiring undocumented immigrants, we continue to utilize E-Verify for all new employees.

          Beginning in the second quarter of 2008, and accelerating into the third and fourth quarters of 2008 and the first quarter of 2009, we experienced significant difficulties in maintaining an adequate workforce to run our operations and produce our products. We frequently failed to fulfill our customer orders and deliver our customer orders timely. We believe that our difficulties were a result of general labor shortages in Oklahoma, which were exacerbated by new legislation in the State of Oklahoma regarding immigration enforcement. Although we have undertaken several different steps to mitigate the effects of the reduced labor supply, and believe that our labor force is substantially stabilized, we cannot provide any assurance that we will be able to maintain a stable workforce or that we be able to avoid any of the types of labor issues that we experienced in 2008 and early 2009, whether due to economic conditions, law or other external factors. Any material labor disruption, as a result of seizure of our workers, strikes, changes in immigration law, other external factors, or significantly increased labor costs resulting from any of these factors, could have a material adverse effect on our results of operations and financial condition.

We depend upon the continued services of certain members of our senior management team, without whom our business operations would be significantly disrupted.

          Our success depends, in part, on the continued contributions of our executive officers and other key employees. Our management team has significant industry experience and would be difficult to replace. We believe that the expertise and knowledge of these individuals in our industry, and in their respective fields, is a critical factor to our continued growth and success. The loss of the services of any of these individuals could have a material adverse effect on our results of operations, financial condition and prospects if we are unable to identify a suitable candidate to replace any such individual.

Our insurance and indemnification agreements may be inadequate to cover all the liabilities we may incur.

          We face the risk of exposure to product liability claims and adverse public relations in the event that the consumption of our products causes injury, illness or death. If a product liability claim is successful, our insurance contracts may not be adequate to cover all liabilities we may incur, including harm to our reputation, and we may not be able to continue to maintain such insurance, or obtain comparable insurance at a reasonable cost, or at all. We generally seek contractual indemnification and insurance coverage from our suppliers, but this indemnification or insurance coverage is limited by the creditworthiness of the indemnifying party and their insurance carriers, if any, as well as the insured limits of any insurance provided by those suppliers. If we do not have adequate insurance coverage or contractual indemnification available, product liability claims relating to defective products could have a material adverse effect on our financial condition and operating results.

The consolidation of and market strength among our retail and food-service customers may put pressure on our operating margins.

          In recent years, the trend among our retail and foodservice customers, such as foodservice distributors, has been toward consolidation. These factors have resulted in increased negotiating strength among many of our customers, which has and may continue to allow them to exert pressure on us with respect to pricing terms, product quality and the introduction of new products. To the extent our customer base continues to consolidate, competition for the business of fewer customers may intensify. If we cannot continue to negotiate favorable contracts, whether upon renewal or otherwise with these customers, implement appropriate pricing and introduce new product offerings acceptable to our customers, or if we lose our existing large customers, we could experience a material adverse effect on our results of operations and financial condition.

The loss of a major customer could adversely impact our business.

          We have supply arrangements with two certain distributors, representing 13 percent and 11 percent of our revenues. Both distributors are composed of numerous discrete purchasing units, such that no individual purchasing unit of either distributor represents greater than 6 percent of revenues. We derive 12 percent of our sales from a certain retailer, servicing all of its distribution centers located within the United States of America. A change in any of these customer relationships could adversely affect our consolidated financial position, results of operations and cash flows.

Our growth may depend on our ability to complete acquisitions and integrate operations of acquired businesses.

          Our growth strategy includes acquisitions of other businesses. We may not be able to make acquisitions in the future and any acquisitions we do make may not be successful. Furthermore, future acquisitions may have a material adverse effect upon our operating results, particularly in periods immediately following the consummation of those transactions when the operations of the acquired businesses are being integrated into our operations.

          Achieving the benefits of acquisitions depends on the timely, efficient and successful execution of a number of post-acquisition events, including integrating the business of the acquired company into our purchasing programs, distribution network, marketing programs and reporting and information systems. We may not be able to successfully integrate the acquired company’s operations or personnel or realize the anticipated benefits of the acquisition. Our ability to integrate acquisitions may be adversely affected by many factors, including the relatively large size of a business and the allocation of our limited management resources among various integration efforts. The integration of acquisitions may also require a disproportionate amount of our management’s time and attention and distract our management from running our historical businesses.

          In connection with the acquisitions of businesses in the future, we may decide to consolidate the operations of any acquired business with our existing operations or make other changes with respect to the acquired business, which could result in special charges or other expenses. Our results of operations also may be adversely affected by expenses we incur in making acquisitions, by amortization of acquisition-related intangible assets with definite lives and by additional depreciation expense attributable to acquired assets. Any of the businesses we acquire may also have liabilities or adverse operating issues, including some that we fail to discover before the acquisition, and our indemnity for such liabilities may be limited. Additionally, our ability to make any future acquisitions may depend upon obtaining additional financing. We may not be able to obtain additional financing on acceptable terms or at all. To the extent that we seek to acquire other businesses in exchange for our Common Stock, fluctuations in our stock price could have a material adverse effect on our ability to complete acquisitions.

          Due to changes in certain accounting principles in the United States of America, acquisitions of other business would require us to charge acquisition-related expenses against our earnings as those expenses are incurred and no longer capitalized as part of the acquisition price. Accordingly, our earnings would be reduced for a period of time prior to and at the time of the acquisition, possibly materially, merely by virtue of having acquired another business, regardless of how the acquired business performs.

If we fail to establish and maintain effective disclosure controls and procedures and internal control over financial reporting, we may have material misstatements in our financial statements and we may not be able to report our financial results in a timely manner. Additionally, failure to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on our business and stock price.

          As directed by Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX”), the SEC adopted rules requiring us, as a public company, to include a report of management on our internal controls over financial reporting in our annual report on Form 10-K and quarterly reports on Form 10-Q that contains an assessment by management of the effectiveness of our internal controls over financial reporting. In addition, our independent auditors must attest to and report on management’s assessment of the effectiveness of our internal controls over financial reporting as of the end of 2010. If, during any year, our independent auditors are not satisfied with our internal controls over financial reporting or the level at which these controls are documented, designed, operated, tested or assessed, or if the independent auditors interpret the requirements, rules or regulations differently than we do, then they may decline to attest to management’s assessment or may issue a report that is qualified. In addition, if we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with SOX Section 404. Failure to maintain an effective internal control environment could have a material adverse effect on our stock price. In addition, there can be no assurance that we will be able to remediate material weaknesses, if any, which may be identified in future periods.

REPORTS TO SECURITY HOLDERS

          We furnish our stockholders with annual reports containing audited financial statements. In addition, we are required to file reports on Forms 8-K, 10-Q and 10-K with the Securities and Exchange Commission.

INCORPORATION OF DOCUMENTS BY REFERENCE

          The following documents filed by us with the Securities and Exchange Commission are incorporated in this Prospectus by reference:

(1)	Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed on March 19, 2010;
(2)	Report of Other Events filed on Form 8-K on February 17, 2010;
(3)	Report of Other Events filed on Form 8-K on March 2, 2010;
(4)	Report of Other Events filed on Form 8-K on March 12, 2010;
(5)	Report of Other Events filed on Form 8-K on March 17, 2010;
(6)

Each document filed after the date of this Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act but before this offering terminates is incorporated in this Prospectus by reference and is to be treated as part of this Prospectus from the date it was filed. Any statement contained in a document incorporated or deemed to be incorporated in this Prospectus by reference is modified or superseded to the extent that a statement contained in this Prospectus or in any other subsequently filed document which is incorporated in this Prospectus by reference modifies or supersedes such statement.

          Upon written or oral request, we will provide, without charge, each person to whom a copy of this Prospectus is delivered, a copy of any document incorporated by reference in this Prospectus (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Vaughan Foods, Inc., 216 N.E. 12th Street, Moore, Oklahoma 73160, telephone number (405) 794-2530, Attention: Gene P. Jones, Chief Financial Officer.

          NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE OF SHARES OF OUR COMMON STOCK COVERED BY THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE OF THIS PROSPECTUS OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY CIRCUMSTANCES IN WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.

FORWARD LOOKING STATEMENTS

          This Prospectus contains forward-looking statements based on current expectations, assumptions, estimates and projections about us and the industry in which we operate. We use words such as plans, believes, expects, future, intends and similar expressions to identify forward-looking statements. These forward-looking statements involve numerous risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of factors more fully described elsewhere in this Prospectus. We undertake no obligation to update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

USE OF PROCEEDS

          The shares of our common stock offered by this Prospectus are being registered for the account of the Selling Stockholders. We will not receive any of the proceeds from the sale of these shares. However, the shares offered by this Prospectus include 1,558,000 shares underlying warrants. Assuming the exercise of all of these warrants we would receive proceeds of $1,090,600 in the aggregate, which we would use for additional working capital.

SELLING STOCK HOLDERS

          The following table sets forth the information as to the ownership of our securities by the Selling Stockholders on March 19, 2010. On March 19, 2010, 9,380,577 shares of our common stock were outstanding. Unless otherwise indicated, it is assumed that each Selling Stockholder listed below possesses sole voting and investment power with respect to the shares owned as of such date by the Selling Stockholder, including those issuable upon exercise of warrants or options. In addition, other than indicated below, none of the Selling Stockholders has had a material relationship with us or any of our predecessors or affiliates within the past three years.

          A person is deemed to be a beneficial owner of securities that can be acquired by such person within 60 days from the filing of this Prospectus upon the exercise of options and warrants or conversion of convertible securities. Each Selling Stockholder’s percentage ownership is determined by dividing the number of shares beneficially owned by that person by the total number of shares beneficially owned, increased to reflect the shares underlying the options, warrants and convertible securities that are held by such person, but not held by any other person.

Selling Stockholder	Common Shares Owned Before the Offering	Shares Underlying Warrants Owned Before the Offering	Total Number of Beneficially Owned Shares that May Be Sold	Shares to be Owned After the Offering	Percentage of Common Stock Owned After The Offering

A F Lehmkuhl	37,500	15,000	52,500	0	0
Ann B Oldfather	50,000	20,000	70,000	0	0
Arnold Shumsky	125,000	50,000	175,000	0	0
Arthur H Finnel	30,000	12,000	42,000	0	0
Arthur J Rechten	25,000	10,000	35,000	0	0
Bensev Holdings Inc	25,000	10,000	35,000	0	0
C Mark Casey	25,000	10,000	35,000	0	0
David A Random	125,000	50,000	175,000	0	0
David R Gienapp	25,000	10,000	35,000	0	0
Dennis Fortin	200,000	80,000	280,000	0	0
Donald V Moline	37,500	15,000	52,500	0	0
Douglas R Holbrook Jane L Holbrook JT/WROS	25,000	10,000	35,000	0	0
Eugene Szczepanski	62,500	25,000	87,500	0	0
Far Ventures LLC	25,000	10,000	35,000	0	0
Frank M Elliott	25,000	10,000	35,000	0	0
Friedland Trust UAD 12/13/07 Stephen Friedland & Linda Friedland TTEES	37,500	15,000	52,500	0	0
Gary L Gray	37,500	15,000	52,500	0	0
Gerald I Rosenfeld PC Profit Sharing Trust U A/D 7-1 Gerald I Rosenfeld TTEE	25,000	10,000	35,000	0	0
Guy W Lewis CO- TTEE The Shirley J Lewis Rev Trust U A DTD 6-26-01	125,000	50,000	175,000	0	0
Hillson Partners LP	250,000	100,000	350,000	0	0
Hillson Private Partners II, LLLP	50,000	20,000	70,000	0	0
IRA FBO Angel Rosario Pershing LLC as Custodian Rollover Account	25,000	10,000	35,000	0	0
IRA FBO Samuel E Leonard Pershing LLC as Custodian	25,000	10,000	35,000	0	0
Jeffrey L Sadar & Barbara A Sadar JTWROS	25,000	10,000	35,000	0	0
John Lipman	62,500	25,000	87,500	0	0
John R Bertsch Trust DTD 12/4/2004 John R Bertsch Trustee	300,000	120,000	420,000	0	0
John V Moynes	25,000	10,000	35,000	0	0
Joseph Martha	25,000	10,000	35,000	0	0
Keith Liggett	25,000	10,000	35,000	0	0
Kenneth E King	25,000	10,000	35,000	0	0

Kenneth J Feroldi Nancy J Feroldi JTWROS	27,500	11,000	38,500	0	0
Larry S Kaplan Marla B Kaplan JT/WROS	25,000	10,000	35,000	0	0
Lawrence D Feldhacker	25,000	10,000	35,000	0	0
Merle F Stockley Jr	25,000	10,000	35,000	0	0
Michael Kurnov	25,000	10,000	35,000	0	0
Michael L Smith	62,500	25,000	87,500	0	0
Neal Goldman	300,000	120,000	420,000	0	0
Paul R Winter	62,500	25,000	87,500	0	0
Paul Seid	300,000	120,000	420,000	0	0
Phillip L Burnett & Allyson Burnett JTWROS	25,000	10,000	35,000	0	0
Powell Family Limited Partners	37,500	15,000	52,500	0	0
Ralph J Cuomo and Leslie L Cuomo COTEES The Cuomo Family Trust DTD 11/21/2006	25,000	10,000	35,000	0	0
Richard A Kraemer Trust U A/D 12-23- 96 Richard A Kraemer TTEE	25,000	10,000	35,000	0	0
Richard Buchakjian	62,500	25,000	87,500	0	0
Robert B Cashion	25,000	10,000	35,000	0	0
Robert Koski	25,000	10,000	35,000	0	0
Robert L Debruyn Trust UAD 10/5/94 Robert L Debruyn & Tracey H Debruyn TTEE	62,500	25,000	87,500	0	0
Robert Lonze	25,000	10,000	35,000	0	0
Robert Louis Fisher & Carroll Fisher JT TEN WROS	25,000	10,000	35,000	0	0
Ronald D Cowan Living Trust	25,000	10,000	35,000	0	0
Scot Holding Inc	62,500	25,000	87,500	0	0
Shadow Capitol LLC	250,000	100,000	350,000	0	0
Sheela P Kumar	25,000	10,000	35,000	0	0
Steve Redmon & Brenda Redmon JT TEN WROS	25,000	10,000	35,000	0	0
Steven Kramer Cust For Sarah Kramer UGMA	25,000	10,000	35,000	0	0
Tad Wilson	37,500	15,000	52,500	0	0
The Robert W Main Trust DTD 9/7/05	62,500	25,000	87,500	0	0
Thomas J Bean	62,500	25,000	87,500	0	0

Three Treasures LP	62,500	25,000	87,500	0	0
Tracey H Debruyn Trust UAD 10/5/94 Tracey H Debruyn & Robert L Debruyn TTEE	62,500	25,000	87,500	0	0
Victor Microwave Co Inc	25,000	10,000	35,000	0	0
W Lewis Duvall	25,000	10,000	35,000	0	0
William Spielberger	25,000	10,000	35,000	0	0
Woodrow W Gunter II	25,000	10,000	35,000	0	0

          The 5,453,000 shares of common stock being offered pursuant to this prospectus, including the 1,558,000 shares of common stock underlying warrants, were sold to the selling stockholders named in the above table, all of whom are accredited investors, in the private placement of units, each unit consisting of five shares of Common Stock and two warrants, exercisable for five years, each to purchase one share of common stock for $0.70 per share.

          The shares issued or to be issued in the above transaction were sold to a limited number of accredited and/or financially sophisticated investors who took for investment and without a view towards distribution. All of the shares of common stock and the other underlying securities were imprinted with an appropriate Securities Act legend and all shares of common stock which may be issued on the exercise of warrants will bear such legend. The issuance of all shares was, or on issuance will be, exempt from registration under the Securities Act pursuant to the exemptions provided by sections 4(2) and 4(6) of the Act and Regulation D thereunder.

PLAN OF DISTRIBUTION

          Each Selling Stockholder of the common stock and any of their donees, pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this Prospectus is a part;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

          The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this Prospectus.

          Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

          In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this Prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

          The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

          The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

          Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this Prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

          We agreed to keep this Prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(b) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this Prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

          Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this Prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this Prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

          Morse, Zelnick, Rose & Lander, LLP, 405 Park Avenue, New York, New York 10022 will deliver an opinion that the issuance of the shares covered by this Prospectus has been approved by our Board of Directors and that such shares, when issued, will be fully paid and non-assessable under Oklahoma law.

EXPERTS

          The consolidated financial statements of Vaughan Foods, Inc., and subsidiaries as of and for the year ended December 31, 2009 appearing in Vaughan Foods, Inc.’s annual report on Form 10-K for the year ended December

31, 2009 have been audited by Cole & Reed P.C., an independent registered public accounting firm, as set forth in their report thereon dated March 19, 2010, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The consolidated financial statements of Vaughan Foods, Inc., and subsidiaries as of and for the year ended December 31, 2008, appearing in Vaughan Foods, Inc.’s annual report on Form 10-K for the year ended December 31, 2008 have been audited by Cole & Reed P.C., as set forth in their report thereon dated, March 19, 2009, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INTEREST OF NAMED EXPERT AND COUNSEL

          Members or affiliates of Morse, Zelnick, Rose & Lander, LLP do not own any outstanding shares of our common stock.

5,453,000 Shares
Common Stock

VAUGHAN FOODS, INC.

PROSPECTUS

March 19, 2010

Item 16. Exhibits

Exhibit No.	Description

1.01	Form of Warrant issued in connection with Unit Purchase Agreement dated as of February 24, 2010 (1)

3.02	Form of Unit Purchase Agreement dated as of February 24, 2010 (1)

5.1	Opinion of Morse, Zelnick, Rose & Lander, LLP dated April 29, 2009*

23.1	Consent of Cole & Reed P.C.*

23.2	Consent of Morse, Zelnick, Rose & Lander, LLP (included in Exhibit 5.1)

24	Power of Attorney (included on signature page)

(1)	Incorporated by reference from the exhibits filed with the Company’s Current Report on Form 8-K filed on March 2, 2010.

(2)	Incorporated by reference from the exhibits filed with the Company’s Annual Report on Form 10-K filed on March 19, 2010.

* filed herewith

II-2

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Moore, State of Oklahoma on April 29, 2010.

VAUGHAN FOODS, INC.

By:	/s/ HERBERT B. GRIMES
Herbert B. Grimes
Chairman of the Board of Directors and Chief Executive Officer

          KNOW ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below, constitute and appoint Gene P. Jones and Stephen A. Zelnick, and each of them, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their names, places, steads, in any and all capacities, to sign this Registration Statement to be filed with the Securities and Exchange Commission and any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Amendment to this Registration Statement has been signed by the following persons in the capacities indicated on the day of April 29, 2010.

Signature	Title

/s/ HERBERT B. GRIMES	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)
Herbert B. Grimes

/s/ MARK E. Vaughan*	Chief Operating Officer and Director
Mark E. Vaughan

/s/ GENE P. JONES	Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)
Gene P. Jones

/s/ ROBERT S. DILLON*	Independent Director
Robert S. Dillon

/s/ RICHARD A. KASSAR*	Independent Director
Richard A. Kassar

/s/ LAURA J. PENSIERO*	Independent Director
Laura J. Pensiero

* By Gene P. Jones, Attorney-in-Fact

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